AQUILASM GROUP OF FUNDS


 CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002



I. Covered Officers/Purpose of the Code
This is the code of ethics (the "Code") for the investment companies within the Aquilasm Group of Funds (collectively, "Funds" and each, a "Fund," each of which is detailed in Exhibit
A). It applies to the Fund's Principal Executive Officer(s) and Principal Financial Officer(s) (the "Covered Officers," each of whom is listed in Exhibit B), for the purpose of promoting:
* honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
* full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;
* compliance with applicable laws and governmental rules and regulations;
* the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
* accountability for adherence to the Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent
Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually 'engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Trustees ("Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.
The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

		*		*		*		*

Each Covered Officer must:

* not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

* not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

There are some conflict of interest situations that should always be discussed with the general counsel of the Fund ("General Counsel"), if material. Examples of these include:

* service as a director on the board of any public or private company;
* the receipt of any non-nominal gifts;
the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
* any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;
* a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. Disclosure and Compliance

Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Fund;

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Trustees and auditors, and to governmental regulators and self-regulatory organizations;
each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:
upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;
annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;
not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and notify the Chair of the Audit Committee of the Fund promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code;
file at least annually a complete and accurate Funds' Trustees and Officers Questionnaire.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers1 sought by the Chairman of the Board or the President will be considered by the Audit Committee
(the "Committee").

The Funds will follow these procedures in investigating and enforcing this Code:

the General Counsel will take all appropriate action to investigate any potential violations reported to him;
if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;
any matter that the General Counsel believes is a violation will be reported to the Committee;
if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;
the Committee will be responsible for granting waivers, as appropriate; and any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


V.  Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures set forth in their respective codes are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

Any amendments to this Code, other than amendments to Exhibit
B, must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VII.  Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and the General Counsel, and if deemed appropriate by the Board, with other Funds in the complex where the Funds share a common Covered Officer.

VIII. Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Exhibit A


Funds Covered by this Code of Ethics


Aquila Equity Fund

Aquila Rocky Mountain Equity Fund

Capital Cash Management Trust

Cash Assets Trust series, consisting of
	Pacific Capital Cash Assets Trust
	Pacific Capital Tax-Free Cash Assets Trust
      Pacific Capital U.S. Government Cash Assets Trust

Churchill Cash Reserves Trust

Churchill Tax-Free Trust

Hawaiian Tax-Free Trust

Narragansett Insured Tax-Free Income Fund

Prime Cash Fund

Tax-Free Fund For Utah

Tax-Free Fund of Colorado

Tax-Free Trust of Arizona

Tax-Free Trust of Oregon

Exhibit B


Persons Covered by this Code of Ethics



The following officers of each Fund, and the identities of such officers as of October 1, 2003:


Chairman					Lacy B. Herrmann

President					Diana P. Herrmann

Treasurer and Chief
Financial Officer				Joseph P. DiMaggio

1 Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.